                              AMENDED AND RESTATED

                          SERVICE PLAN AND AGREEMENT

                                     with

                      OppenheimerFunds Distributor, Inc.

                            For Class A Shares of

              Oppenheimer Disciplined Allocation Fund, a Series of
                          Oppenheimer Series Fund, Inc.

This Amended and Restated  SERVICE PLAN AND AGREEMENT (the "Plan") is dated as of the 26th day of October, 2005, by and between Oppenheimer  Disciplined Allocation
Fund (the "Fund"),  a series of Oppenheimer Series Fund, Inc. (the "Company") and
OppenheimerFunds Distributor, Inc. (the "Distributor").

1.    The Plan.  This Plan is the  Fund's  written  service  plan for its Class A
Shares  described in the Fund's  registration  statement as of the date this Plan takes effect,  contemplated  by and to comply with Rule 2830 of the Conduct Rules of the National  Association of Securities  Dealers,  Inc., pursuant to which the
Fund will  reimburse  the  Distributor  for a portion  of its costs  incurred  in connection  with the personal  service and  maintenance of  shareholder  accounts
("Accounts")  that hold Class A Shares (the  "Shares") of the Fund.  The Fund may
be deemed to be acting as  distributor  of  securities of which it is the issuer, pursuant  to Rule  12b-1  under the  Investment  Company  Act of 1940 (the  "1940
Act"),  according to the terms of this Plan. The Distributor is authorized  under the Plan to pay "Recipients," as hereinafter  defined, for rendering services and for the  maintenance  of Accounts.  Such  Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

2.    Definitions.  As used in this  Plan,  the  following  terms  shall have the following meanings:

      (a)   "Recipient" shall mean any broker,  dealer, bank or other institution which:  (i) has rendered  services in connection with the personal  service and maintenance of Accounts;  (ii) shall furnish the Distributor (on behalf of the Fund) with such  information  as the  Distributor  shall  reasonably request to answer such questions as may arise concerning such service;  and
      (iii) has been selected by the  Distributor  to receive  payments under the
      Plan.  Notwithstanding  the  foregoing,  a majority of the Fund's  Board of
      Directors  (the  "Board") who are not  "interested  persons" (as defined in the 1940 Act) and who have no direct or indirect  financial interest in the operation  of this  Plan or in any  agreements  relating  to this Plan (the
      "Independent  Directors")  may remove  any  broker,  dealer,  bank or other
      institution  as  a  Recipient,   whereupon   such  entity's   rights  as  a
      third-party beneficiary hereof shall terminate.

      (b)   "Qualified  Holdings"  shall mean,  as to any  Recipient,  all Shares owned  beneficially  or of  record  by:  (i) such  Recipient,  or (ii) such brokerage or other  customers,  or investment  advisory or other clients of such  Recipient  and/or  accounts as to which such Recipient is a fiduciary
      or  custodian  or   co-fiduciary   or   co-custodian   (collectively,   the
      "Customers"),  but in no event  shall any such  Shares  be deemed  owned by more than one  Recipient  for purposes of this Plan.  In the event that two entities would otherwise  qualify as Recipients as to the same Shares,  the
      Recipient  which is the  dealer  of  record on the  Fund's  books  shall be deemed the Recipient as to such Shares for purposes of this Plan.

3.    Payments.

      (a)   Under the  Plan,  the Fund will  make  payments  to the  Distributor, within  forty-five (45) days of the end of each calendar quarter or at such other interval as deemed  appropriate by the Distributor,  in the amount of the  lesser  of:  (i) 0.25% on an annual  basis of the  average  during the calendar  quarter of the aggregate net asset value of the Shares,  computed as of the close of each  business  day,  or (ii) the  Distributor's  actual expenses  under  the Plan  for that  quarter  of the type  approved  by the
      Board.  Notwithstanding  the foregoing,  the Fund will not make payments to
      the  Distributor  in  excess  of  the  amount  the   Distributor   pays  to
      Recipients.  The  Distributor  will use such fee received  from the Fund in its entirety to reimburse  itself for  payments to  Recipients  and for its other  expenditures and costs of the type approved by the Board incurred in
      connection   with  the  personal   service  and   maintenance  of  Accounts
      including,  but not limited to, the  services  described  in the  following paragraph.  The  Distributor  may make  Plan  payments  to any  "affiliated person" (as defined in the 1940 Act) of the  Distributor if such affiliated person qualifies as a Recipient.

            The  services to be rendered by the  Distributor  and  Recipients  in connection  with the personal  service and the  maintenance of Accounts may include,  but shall not be limited  to, the  following:  answering  routine inquiries from the  Recipient's  customers  concerning the Fund,  providing such customers with  information on their  investment in Shares,  assisting in the  establishment  and  maintenance of accounts or  sub-accounts in the
      Fund,  making the Fund's  investment  plans and  dividend  payment  options available,  and  providing  such other  information  and  customer  liaison services and the  maintenance  of Accounts as the  Distributor  or the Fund may  reasonably  request.  It may be presumed that a Recipient has provided services  qualifying  for  compensation  under the Plan if it has Qualified
      Holdings of Shares to entitle it to payments  under the Plan.  In the event that  either the  Distributor  or the Board  should  have reason to believe that,  notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate services, then the Distributor,  at the request of the Board,  shall  require  the  Recipient  to provide a written  report or other  information to verify that said  Recipient is providing  appropriate services in this regard.  If the  Distributor  still is not  satisfied,  it may take  appropriate  steps to terminate  the  Recipient's  status as such
      under  the  Plan,   whereupon   such  entity's   rights  as  a  third-party
      beneficiary hereunder shall terminate.

            Payments  received  by the  Distributor  from the Fund under the Plan will not be used to pay any  interest  expense,  carrying  charges or other financial costs, or allocation of overhead by the  Distributor,  or for any other  purpose  other than for the  payments  described  in this Section 3.
      The amount payable to the Distributor  each quarter or other period will be reduced to the extent that  reimbursement  payments  otherwise  permissible under the Plan have not been  authorized by the Board for that period.  Any unreimbursed  expenses  incurred for any quarter by the Distributor may not be recovered in later periods.

(b)   The Distributor  shall make payments to any Recipient  quarterly or at such other interval as deemed appropriate by the Distributor,  within forty-five
      (45) days of the end of each calendar  quarter or such other  period,  at a rate not to  exceed  0.25% on an annual  basis of the  average  during  the calendar  quarter of the aggregate  net asset value of the Shares  computed as of  the  close  of  each  business  day,  of  Qualified  Holdings  owned beneficially  or of record by the Recipient or by its  Customers.  However, no such  payments  shall be made to any  Recipient  for any such  period in which its  Qualified  Holdings  do not equal or exceed,  at the end of such quarter, the minimum amount ("Minimum Qualified  Holdings"),  if any, to be set from time to time by a majority of the Independent Directors.

            Alternatively,  the  Distributor  may, at its sole  option,  make the following  service  fee  payments  to any  Recipient  quarterly  or at such other interval as deemed appropriate by the Distributor,  within forty-five
      (45) days of the end of each  calendar  quarter or other such  period:  (A)
      "Advance  Service  Fee  Payments"  at a rate  not to  exceed  0.25%  of the average  during the calendar  quarter of the  aggregate  net asset value of
      Shares,  computed  as of the close of  business  on the day such Shares are sold,  constituting  Qualified Holdings,  sold by the Recipient during that quarter  and owned  beneficially  or of record by the  Recipient  or by its
      Customers,  plus (B) service fee  payments at a rate not to exceed 0.25% on an  annual  basis  of  the  average  during  the  calendar  quarter  of the aggregate  net  asset  value of  Shares,  computed  as of the close of each business day,  constituting  Qualified  Holdings owned  beneficially  or of record by the  Recipient or by its  Customers for a period of more than one
      (1) year. At the  Distributor's  sole option,  Advance Service Fee Payments may be made more  often  than  quarterly,  and  sooner  than the end of the calendar  quarter.  In the event  Shares  are  redeemed  less than one year after the date such Shares were sold,  the  Recipient  is  obligated to and will repay the  Distributor  on demand a pro rata  portion of such  Advance
      Service Fee Payments,  based on the ratio of the time such Shares were held to one (1) year.

            A majority of the Independent  Directors may at any time or from time to time increase or decrease and  thereafter  adjust the rate of fees to be paid to the  Distributor  or to any  Recipient,  but not to exceed the rate set  forth  above,  and/or  increase  or  decrease  the  number  of  shares constituting  Minimum Qualified Holdings.  The Distributor shall notify all
      Recipients  of the  Minimum  Qualified  Holdings  and the rate of  payments hereunder  applicable to Recipients,  and shall provide each Recipient with
      written   notice  within  thirty  (30)  days  after  any  change  in  these provisions.  Inclusion of such  provisions  or a change in such  provisions in a revised current prospectus shall constitute sufficient notice.

      (c)   Under  the  Plan,  payments  may  be  made  to  Recipients:   (i)  by
      OppenheimerFunds,  Inc.  ("OFI") from its own resources  (which may include profits  derived from the advisory fee it receives from the Fund),  or (ii)
      by the Distributor (a subsidiary of OFI), from its own resources.

4.    Selection and  Nomination of Directors.  While this Plan is in effect,  the selection or  replacement  of  Independent  Directors and the nomination of those persons to be Directors of the Fund who are not "interested  persons" of the Fund shall be  committed  to the  discretion  of the  Independent  Directors.  Nothing herein shall prevent the  Independent  Directors from soliciting the views or the involvement  of others in such  selection or nomination if the final  decision on any such  selection  and  nomination  is approved by a majority of the  incumbent
Independent Directors.

5.    Reports.  While this Plan is in  effect,  the  Treasurer  of the Fund shall provide at least  quarterly a written  report to the Fund's Board for its review, detailing  the  aggregate  amount of payments  made pursuant to this Plan and the purposes for which the  payments  were made.  The report shall state  whether all provisions of Section 3 of this Plan have been  complied  with.  The  Distributor shall  annually  certify to the Board the amount of its total  expenses  incurred that year with respect to the  personal  service and  maintenance  of Accounts in conjunction with the Board's annual review of the continuation of the Plan.

6.    Related  Agreements.  Any  agreement  related  to  this  Plan  shall  be in writing and shall  provide  that:  (i) such  agreement  may be  terminated at any time,  without  payment of any penalty,  by vote of a majority of the Independent
Directors  or by a vote of the  holders of a  "majority"  (as defined in the 1940
Act) of the Fund's  outstanding  voting securities of the Class, on not more than sixty  days  written  notice  to any  other  party to the  agreement;  (ii)  such agreement  shall  automatically  terminate in the event of its  "assignment"  (as defined in the 1940 Act);  (iii) it shall go into effect when  approved by a vote of the Board and its  Independent  Directors  cast in person at a meeting  called for the  purpose  of  voting  on  such  agreement;  and  (iv)  it  shall,  unless terminated as herein provided,  continue in effect from year to year only so long as such  continuance is specifically  approved at least annually by the Board and its  Independent  Directors cast in person at a meeting called for the purpose of voting on such continuance.

7.    Effectiveness,  Continuation,  Termination  and  Amendment.  This  Plan has
been approved by a vote of the Independent  Directors cast in person at a meeting called on  October  26,  2005 for the  purpose  of voting  on this  Plan.  Unless terminated as hereinafter  provided, it shall continue in effect until renewed by the  Board  in  accordance  with  the  Rule  and  thereafter  from  year  to year thereafter  or as the  Board  may  otherwise  determine  only  so  long  as  such continuance  is  specifically  approved  at least  annually  by the Board and its
Independent  Directors  by a vote  cast in person  at a  meeting  called  for the purpose of voting on such  continuance.  This Plan may be  terminated at any time by vote of a majority of the Independent  Directors or by the vote of the holders of a  "majority"  (as defined in the 1940 Act) of the Fund's  outstanding  voting securities  of Class A. This Plan may not be amended to increase  materially  the amount of payments to be made without  approval of the Class A  Shareholders,  in the manner  described  above,  and all material  amendments must be approved by a vote of the Board and of the Independent Directors.

                              Oppenheimer  Disciplined  Allocation  Fund,
                                a Series of
                              Oppenheimer Series Fund, Inc.

                                        /s/ Phillip S. Gillespie
                              By:   _____________________
                                     Phillip S. Gillespie, Assistant Secretary

                              OppenheimerFunds Distributor, Inc.

                                        /s/ James H. Ruff
                              By:    _____________________
                                     James H. Ruff, President